For Immediate Release:
January 31, 2005


                        HARVEY ELECTRONICS, INC. REPORTS

                     INCREASED PROFITABILITY FOR FISCAL 2004

GROSS PROFIT MARGIN  INCREASED TO 41.1% HARVEY IS AGAIN NAMED A TOP TEN RETAILER
              IN THE COUNTRY BY AUDIO VIDEO INTERNATIONAL MAGAZINE
              ----------------------------------------------------

Lyndhurst, NJ - On January 31, 2005, Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ SmallCap Market symbol: "HRVE") announced profitable results for its fiscal year ended October 30, 2004. The Company also announced the results of the fourth quarter of fiscal 2004. The Company is proud to announce that for the sixth consecutive year, Audio Video International, a prestigious industry publication has named Harvey as a top ten retailer in the United States.

For the year ended October 30, 2004, net sales increased to $43,145,000, or a 1.6% increase over the fifty-three weeks ended November 1, 2003. It is important to note that fiscal 2003 was a fifty-three week year, as the first quarter of fiscal 2003 included fourteen weeks. As a result, comparable store sales for the fifty-two weeks ended October 30, 2004 increased approximately $1,641,000 or 4.0% from the same period last year.

For the fourth quarter ended October 30, 2004, net sales aggregated $10,360,000, an increase of $696,000 or 7.2% from the same quarter last year. Comparable store sales for the fourth quarter of fiscal 2004 increased approximately $743,000 or 7.7% from the same quarter last year.

Net income for fiscal 2004 increased to $1,274,000 from $287,000 for fiscal 2003. The fourth quarter and the full year results were impacted by two unusual accounting events. During the fourth quarter, it was decided to relocate and consolidate the Company's B&O store in Greenwich, Connecticut with the Company's Harvey showroom in Greenwich, at the end of the lease in April 2005. This resulted in a non-cash charge against income of $144,000, which represented the write-down of the remaining value of the leasehold improvements at that location. More significantly, based on the Company's earnings history and projected future taxable income, the Company has determined that it is more likely than not that a portion of its deferred tax assets would be realized. Accordingly, the Company recorded certain deferred tax assets resulting in the recognition of an income tax benefit of $977,000, also recorded in the fourth quarter.

Pre-tax income for the fifty-two weeks ended October 30, 2004 increased to $492,000 from $482,000 for the fifty-three weeks ended November 1, 2003. Without the charge relating to the relocation of B&O Greenwich store, pre-tax income for the full year would have been approximately $636,000.

For the fourth quarter of fiscal 2004, the Company's net income was $748,000, as compared to a net loss of $98,000 for the same quarter last year. Net income for the fourth quarter of fiscal 2004 was positively impacted by the income tax benefit of $977,000, discussed above. The Company's pre-tax loss for the fourth quarter of fiscal 2004 was $294,000 as compared to a pre-tax loss of $153,000 for the same quarter last year. Included in the fourth quarter pre-tax loss for fiscal 2004 was the non-cash charge relating to the impairment of the leasehold improvements aggregating $144,000, discussed above.

Press Release
Page 2
January 31, 2005


For fiscal 2004, earnings before interest, taxes, depreciation and amortization ("EBITDA") totaled $1,350,000 from $1,620,000 for fiscal 2003. (EBITDA for fiscal 2004 is calculated as follows: pre-tax income of $492,000 plus interest of $175,000 and depreciation and amortization of $683,000. EBITDA for fiscal 2003 is calculated as follows: pre-tax income of $482,000 plus interest of $343,000 and depreciation and amortization of $795,000). The Company believes EBITDA is a key measurement of the Company's operations.

Net income and EBITDA for fiscal year 2004 were negatively impacted by the non-cash charge relating to the impairment of the leasehold improvements aggregating $144,000, as discussed above, and were also negatively impacted by $133,000 relating to the Company's estimate of unclaimed property due to certain States.

Mr. Franklin Karp, Chief Executive Officer and President of Harvey Electronics stated, "It is gratifying to report three consecutive years of increasing profitability. The Company experienced increases in total sales, comparable store sales, gross profit, net income and cash flow in fiscal 2004."

"Harvey's custom installation services, including labor income and equipment sales, continued to increase during fiscal 2004 and accounted for approximately 59% of net sales as compared to 56% in fiscal 2003. We anticipate that this growing profit center will continue to be a major focus for Management and the Company's resources. During the first quarter of fiscal 2005, the Company effectively launched its new service initiative called "Harvey on Demand". We believe we can expand our service niche in offering custom labor and other accessories for both our customers and customers that have purchased products elsewhere, specifically on the internet or from mass merchants. We are currently marketing this new service group and are offering a forty-eight hour response time to address the needs of our customers. The Company plans to expand and cultivate this initiative in fiscal 2005 and beyond."

Mr. Karp continued, "The Company experienced an increase in its overall video business in fiscal 2004, driven by the strong demand for flat panel televisions. Additionally, we are pleased to report an increase in our higher margin audio sales for the second, third and fourth quarters. This trend has continued into our first quarter of fiscal 2005. We believe these results validate our efforts to revitalize our higher margin audio business."

Mr. Joseph Calabrese, the Company's Chief Financial Officer, stated "We are pleased to report an increase in the Company's gross profit margin to 41.1% for fiscal 2004 from 40.8% for fiscal 2003, despite the competitive pressures on video products. This is very satisfying as we believe our business plan, which includes our efforts to sell additional higher margin accessories, labor income, furniture, cable and extended warranties, has to date been successful."

"Harvey's overall net advertising expense has increased in fiscal 2004 to $470,000 from $366,000 in fiscal 2003. This was due to the overall increase in our marketing presence, where we incurred $2.7 million in related expenditures in fiscal 2004, as compared to approximately $2.5 million in the prior year."

Mr. Calabrese continued, "The Company's comparable selling, general and administrative expenses increased approximately 3.8% in fiscal 2004 as compared to fiscal 2003, primarily from increased payroll and payroll related costs, occupancy costs, advertising costs and various other general and store operating expenses."

Mr. Calabrese concluded, "Interest expense for fiscal 2004 has declined 49% due to reduced costs and lower outstanding borrowings on the Company's new credit facility. I am pleased to report that the Company's outstanding balance on its credit facility was reduced to $1.8 million at the end of fiscal 2004, from $2.7 million at the beginning of the year."

Press Release
Page 3
January 31, 2005

Mr. Karp continued, "We have experienced a slowdown in first quarter sales particularly for the month of January 2005. We do expect a decline in first quarter 2005 comparable store sales of between 3 and 3.5%, compared to last year. We believe competitive pressure, particularly on video products and extreme winter weather for the latter part of January has impacted sales. However, our preliminary estimates indicate that our gross profit margin will remain strong. Our higher margin audio business has significantly increased during this period, while our video business has decreased due to price compression. "

Mr. Karp was proud to report, "The Company received, for the sixth consecutive year in a row, the prestigious Top Ten Retailer of the Year Award from Audio Video International, a well-recognized industry publication. Other winners of this award included Best Buy and Tweeter Home Entertainment Group."

Mr. Karp concluded, "We expect to support the planned expansion of our custom installation initiatives, which we believe is a key point of distinguishing Harvey from our competitors. We are excited about our new service initiatives and by the new Harvey showroom in Bridgewater, New Jersey, expected to open in the spring of 2005."

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; seven Harvey showrooms and two Bang & Olufsen showrooms. There are two Harvey locations in Manhattan and five suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island and our newest Harvey store opened in Eatontown, New Jersey. The Bang & Olufsen branded stores are located in Union Square on 927 Broadway at 21st Street, in Manhattan and in Greenwich, Connecticut at 86 Greenwich Avenue.

The Company's next Harvey showroom is under construction and is expected to open in the spring of 2005 in Bridgewater, New Jersey.

Please visit a Harvey showroom or one of our Bang & Olufsen branded stores. Ask about our Trade-In and Trade-Up Program and turn your old ordinary audio components into cash, to be used towards the extraordinary products you have always wanted. Experience a Harvey home theater, including a high-definition plasma flat screen, LCD or DLP television, DVD player and superior audio components controlled by one, easy to operate, remote control and presented in beautifully designed home vignettes, also featuring the finest in audio/video furniture. Also, please inquire about Harvey's custom installation services.

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend", "anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

Press Release
Page 4
January 31, 2005


For more information and showroom locations, visit our website at www.harveyonline.com.

CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, CEO/President,
         E-mail: fkarp@harveyonline.com or
                 ----------------------
         Joseph J. Calabrese, Executive Vice President & CFO
         E-mail: jcalabrese@harveyonline.com
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0660




         (See financial table attached)

           Harvey Electronics, Inc. Announces Profitable Results for
                         Fiscal 2004 and Fourth Quarter
                            Harvey Electronics, Inc.
                            Statements Of Operations

                                                                                                             (Unaudited)
                                                Fifty-two Weeks         Fifty-three Weeks        Thirteen Weeks       Thirteen Weeks
                                                    Ended                    Ended                  Ended                 Ended
                                                 October 30,              November 1,            October 30,           November 1,
                                                     2004                    2003                    2004                 2003
                                                ------------------------------------------------------------------------------------

Net sales                                       $43,145,073              $42,448,216           $10,360,320           $9,664,082
Other income                                         53,422                   72,677                 5,098               15,975
                                                --------------------------------------------------------------------------------
                                                 43,198,495               42,520,893            10,365,418            9,680,057
                                                --------------------------------------------------------------------------------

Cost of sales                                    25,393,702               25,140,486             6,126,293            5,767,130
Selling, general and administrative expenses     16,993,776               16,555,451             4,363,451            3,986,577
Interest expense                                    175,025                  342,915                25,340               79,718
Provision for impairment of long-lived assets       144,092                        -               144,092                    -
                                                --------------------------------------------------------------------------------
                                                 42,706,595               42,038,852            10,659,176            9,833,425
                                                --------------------------------------------------------------------------------

Income (loss) before income taxes (benefit)         491,900                  482,041             (293,758)            (153,368)
Income taxes (benefit)                            (782,000)                  195,000           (1,042,000)             (55,000)
                                                --------------------------------------------------------------------------------
Net income (loss)                                 1,273,900                  287,041               748,242             (98,368)

Preferred Stock dividend requirement                 70,295                   70,295                17,573               17,573
                                                --------------------------------------------------------------------------------
Net income (loss) applicable to Common Stock     $1,203,605                 $216,746              $730,669           ($115,941)
                                                ================================================================================

Net income (loss) per share applicable to common shareholders:

  Basic                                               $0.36                    $0.07                 $0.22              ($0.03)
                                                ================================================================================
  Diluted                                             $0.30                    $0.06                 $0.18              ($0.03)
                                                ================================================================================

Shares used in the calculation of net income
(loss) per common share:
  Basic                                           3,324,525                3,324,525             3,324,525            3,324,525
                                                ================================================================================
  Diluted                                         4,033,492                3,866,415             4,050,882            3,324,525
                                                ================================================================================


                           Balance Sheet Information:
                                    October 30, 2004        November 1, 2003
                                    ----------------------------------------
Current Assets                           $8,692,000               $8,362,000
Current Liabilities                       5,520,000                5,411,000
Working Capital                           3,172,000                2,951,000
Total Assets                             12,799,000               12,325,000
Long-Term Liabilities                     2,109,000                2,968,000
Shareholders' Equity                      5,170,000                3,945,000